Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 22, 2013
BETWEEN
GAMCO INVESTORS, INC.
AS ISSUER
AND
THE BANK OF NEW YORK MELLON
AS TRUSTEE

            THIRD SUPPLEMENTAL INDENTURE, dated as of November 22, 2013 (the “Third Supplemental Indenture”), between GAMCO Investors, Inc., a Delaware corporation (“GAMCO-DE”) and The Bank of New York Mellon, (formerly known as The Bank of New York), a New York banking corporation as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, GAMCO Investors, Inc., a New York corporation (“GAMCO-NY”) and Trustee entered into that certain Indenture, dated as of February 6, 2002 (the “Base Indenture”), which provides for the issuance from time to time by GAMCO-NY of unsecured debt securities, debentures, notes, bonds or other evidence of indebtedness (the “Securities”) in an unlimited aggregate principal amount in one or more series as might be determined by GAMCO-NY under the Base Indenture;

WHEREAS, the Base Indenture was supplemented by that certain First Supplemental Indenture, dated as of February 6, 2002 (the “First Supplemental Indenture”), and that certain Second Supplemental Indenture, dated as of May 31, 2011 (the “Second Supplemental Indenture,” together with the First Supplemental Indenture and the Base Indenture, the “Indenture”);

WHEREAS, GAMCO-DE was incorporated solely for the purpose of reincorporating GAMCO-NY in the State of Delaware from the State of New York;

WHEREAS, on November 22, 2013, GAMCO-NY merged with and into GAMCO-DE, with GAMCO-DE surviving the merger, for the purpose of reincorporating GAMCO-NY in the State of Delaware from the State of New York, said merger being permitted pursuant to Section 10.01 of the Base Indenture;

WHEREAS, pursuant to Section 10.01 of the Base Indenture, a successor entity to GAMCO-NY will be substituted for, and may exercise every right and power and become the obligor on the Securities with the same effect as if such successor had been named as the “Company” in the Base Indenture;

WHEREAS, all acts and requirements necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company have been done; and

WHEREAS, the consent of the holders of the Securities under the Base Indenture is not required for the execution and delivery of this Third Supplemental Indenture.

                NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the holders of the Securities under the Indenture as follows:

1.            Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2.           Assumption of Obligations.  Upon effectiveness of this Third Supplemental Indenture, GAMCO-DE expressly assumes all the obligations and liabilities of, and adopts the obligations, liabilities and role of, GAMCO-NY under the Indenture and the Securities delivered thereunder.  All references to “Company” contained in the Indenture and the Securities delivered thereunder are hereby deemed for all purposes to refer to GAMCO-DE, with the same effect as if the GAMCO-DE had been named therein as the “Company.”

3.           Notices. All notices or other communications to GAMCO-DE shall be given as provided in Section 14.04 of the Base Indenture.

4.           Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.           Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.           Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

7.           Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

GAMCO INVESTORS, INC.,
a Delaware corporation, as Issuer

By:	/s/ Thomas J. Hearity
	Name:	Thomas J. Hearity
	Title:	Acting General Counsel and Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President